Exhibit C

Sales Plan

Sales Plan, dated as of the date set forth on the signature page (the “Sales Plan”), among:

•	Paul L. Foster;

•	Franklin Mountain Investments Limited Partnership

(each a “Seller” and collectively, “Sellers”) and Goldman, Sachs & Co. (“Broker”).

WHEREAS, Sellers desire to establish the Sales Plan to sell shares of common stock, par value $0.01  per share (the “Stock”), of Western Refining, Inc. (the “Issuer”) in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein;

NOW, THEREFORE, Sellers and Broker hereby agree as follows:

1.           Broker shall effect one or more sales (each a “Sale”) of shares of Stock (the “Shares”), as further set forth in the attached Annex A to this Sales Plan.  All orders will be deemed day orders only and not held unless otherwise specified in Annex A.

2.           This Sales Plan shall become effective as of the date hereof and shall terminate on the earliest of (a) December 21, 2011, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 11 below, or (d) the date Broker receives notice of the death or dissolution of any Seller.

3.           Sellers each understand that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Sellers’ respective accounts.

4.           Each Seller represents and warrants that such Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5.           It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Sellers have consulted with their own advisors as to the legal and tax aspects of Sellers’ adoption and implementation of this Sales Plan.

6.           Sellers represent that the Shares are “restricted securities” and/or that Sellers may be deemed “affiliates” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933.  Sellers shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with

Rule 144.  Sellers have provided Broker with ten (10) executed Forms 144, which Broker will complete and file on behalf of Sellers.  Sellers understand and agree that unless otherwise agreed or instructed, Broker will generally make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan; provided that Broker may file Forms 144 more or less frequently as may be appropriate under the circumstances.  Such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1.  Sellers agree to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144.

7.           Each Seller represents and warrants that such Seller is currently permitted to sell Stock in accordance with the Issuer’s insider trading policies and has obtained the approval of the Issuer’s counsel to enter into this Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of that Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers.  Sellers shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

8.           Sellers will not directly or indirectly communicate any information relating to Issuer or Issuer securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.

9.           Sellers shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

10.         Sellers understand that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a “Blackout”).  Each Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”).

Broker agrees that if Issuer enters into a transaction that imposes trading restrictions on the Sellers, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if Issuer or any Seller shall provide Broker at least three (3) days’ prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by Issuer and any Seller that such restrictions have terminated.  All required notifications to Broker under this paragraph 10 shall be made in writing (signed by Sellers and Issuer) and confirmed by telephone as follows: (Attn: Single Stock Risk Management, c/o Control Room; Fax No. (212) 256-6533; Tel: (212) 902-1511). Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction.  Any Unfilled Sales,

and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.

11.         This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine.  The Sales Plan may be modified or amended only by a writing signed by the parties hereto, which the Issuer has reviewed and not objected to, and provided that any such modification or amendment shall only be permitted at a time (i) when the Sellers are otherwise permitted to effect sales under the Issuer’s trading policies and (ii) when the Sellers are not aware of material nonpublic information concerning the Issuer or its securities.  Notwithstanding the foregoing, Seller may terminate this Sales Plan at any time and without Broker's consent by delivery to the Broker in accordance with the notification requirements set forth in paragraph 10 above of a written notice in the form attached as Annex C hereto.  In the event of a modification or amendment to this Sales Plan, or in the event any Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty days immediately following such modification, amendment or termination.

12.         Each Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to Sellers for any action taken or omitted to be taken in connection with the Sales Plan, the making of any Sale, or any amendment, modification or termination of this Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of the Broker Person.  Each Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of this Sales Plan (each an “Action”) and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person’s gross negligence, willful misconduct or bad faith.  This paragraph 12 shall survive termination of this Sales Plan.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

/s/ Paul L. Foster		Goldman, Sachs & Co.
Paul L. Foster		By:	/s/ Jeff Mullen
Date: 12/3/10		Name:	Jeff Mullen
		Title:	Managing Director

Franklin Mountain Investments Limited Partnership

By:	/s/ Paul Foster
Name:	Paul Foster
Title:	President of General Partner
Date:	12/3/10

Acknowledged:
Western Refining, Inc.

By:	/s/ Lowry Barfield
Name:	Lowry Barfield
Title:	SVP-Legal, General Counsel & Secretary
Date:	12/3/10

Annex A

Paul L. Foster
Franklin Mountain Investments Limited Partnership
Western Refining, Inc.

Broker shall enter market orders to sell up to 127,500* shares on a day or days  to be chosen by Broker during each of the periods listed below (each a “Sales Period”).  No more than 3,060,000* shares shall be sold in aggregate during the term of this Sales Plan.

Sales Period
Start Date	End Date
1/3/2011	1/7/2011
1/18/2011	1/21/2011
1/31/2011	2/4/2011
2/14/2011	2/18/2011
3/7/2011	3/11/2011
3/14/2011	3/18/2011
4/11/2011	4/15/2011
4/25/2011	4/29/2011
5/9/2011	5/13/2011
5/23/2011	5/27/2011
6/6/2011	6/10/2011
6/20/2011	6/24/2011
7/5/2011	7/8/2011
7/18/2011	7/22/2011
8/8/2011	8/12/2011
8/22/2011	8/26/2011
9/12/2011	9/16/2011
9/26/2011	9/30/2011
10/11/2011	10/14/2011
10/24/2011	10/28/2011
11/14/2011	11/18/2011
11/28/2011	12/2/2011
12/5/2011	12/9/2011
12/19/2011	12/23/2011

* Share amounts shall be increased or decreased to reflect stock splits should they occur

Sales of Shares on each trading day shall be allocated among the Sellers’ accounts as follows (with any fractional share amount rounded up to the nearest whole number and allocated to the Franklin Mountain Investments Limited Partnership account):

Account	Percentage Allocation	Sales Plan Maximum

Paul L. Foster	33.3%	1,020,000

Franklin Mountain Investments
Limited Partnership	66.6%	2,040,000

/s/ Paul L. Foster		Goldman, Sachs & Co.
Paul L. Foster		By:	/s/ Jeff Mullen
Date:	12/3/10	Name:	Jeff Mullen
		Title:	Managing Director

Franklin Mountain Investments Limited Partnership

By:	/s/ Paul Foster
Name:	Paul Foster
Title:	President of General Partner
Date:	12/3/10

Acknowledged:
Western Refining, Inc.

By:	/s/ Lowry Barfield
Name:	Lowry Barfield
Title:	SVP-Legal, General Counsel & Secretary
Date:	12/3/10

Annex B

Termination Agreement, dated as of _________, 20__ (the “Termination Date”), of the Sales Plan, dated November___, 2010 (the “Sales Plan”), between Paul L. Foster and Franklin Mountain Investments Limited Partnership (“Sellers”) and Goldman, Sachs & Co. (“Broker”).

WHEREAS, Seller and Broker have previously entered into the Sales Plan;

WHEREAS, Seller desires to terminate the Sales Plan by delivering this notice pursuant to paragraph 10 of the Sales Plan; and

WHEREAS, all capitalized and undefined terms have the meanings assigned to them in the Sales Plan;

NOW THEREFORE, the Seller and Broker hereby agree as follows:

1.  Any Sales set forth under Annex A to the Sales Plan that have not been executed as of the time Broker promptly confirms to Seller Broker’s receipt of this Notice shall be cancelled.

2.  Seller represents and warrants that Seller is terminating the Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and such termination shall not cause the affirmative defense under Rule 10b5-1 to be unavailable with respect to Sales previously effected by Broker hereunder.

3.  This Termination shall be governed by and construed in accordance with the laws of the State of New York without reference to its choice of law doctrine.

IN WITNESS WHEREOF, the undersigned have signed this Termination as of the date first written above.

Paul L. Foster
Date:

Franklin Mountain Investments Limited Partnership

By:
Name:
Title:
Date: